Filed Pursuant to Rule 433
Registration Nos. 333-224689 and 333-224689-01

$850MM Synchrony Card Issuance Trust SynchronySeries Class A(2019-2)

JT-Leads: Wells Fargo (struc), RBC, TD

C0-Mgrs: Barclays, Mischler, Mizuho, SG

CLS	AMT(MM)	M/F	WAL	E.FNL	L.FNL	BENCH	SPREAD	YLD	CPN	$PRICE
A	$850.000	Aaa/AAA	2.98	06/15/22	06/16/25	IntS	+53	2.3540	2.34	99.99275

Expected Pricing : PRICED	Registration : SEC Reg
Expected Settle : 06/24/19	Expected Ratings : Moody’s/Fitch
First Payment Date: 07/15/19	Erisa Eligible : Yes
Bill & Deliver : Wells Fargo	Min Denoms : $10k x $1k
CUSIP : 87166PAF8	BBERG TICKER : SYNIT 2019-A2

Available Information:
* Preliminary Prospectus
* Ratings FWP

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-326-5897 or you may e-mail a request to wfscustomerservice@wellsfargo.com. The securities may not be suitable for all investors. Wells Fargo Securities, LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.